Exhibit 10.13

[Company Letterhead]

April 3, 2013

Jason P. Rhodes

c/o Epizyme, Inc.

400 Technology Square

Cambridge, MA 02139

Dear Jason:

On behalf of Epizyme, Inc. (the “Company”), I am pleased to set forth below the terms of your continued employment with the Company, which will take effect as of the date you counter-sign this letter agreement:

1.	Employment. You will continue to be employed to serve on a full-time basis as the Company’s Executive Vice President, Chief Financial Officer and Treasurer, responsible for such duties as are consistent with such position, plus such other duties as may from time to time be assigned to you by the Company. You shall continue to report to the Chief Executive Officer , and you agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company. You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

2.	Base Salary. Your base salary will continue to be at the rate of $14,793.38 per semi-monthly pay period (which if annualized equals $355,137), less all applicable taxes and withholdings, to be paid in installments in accordance with the Company’s regular payroll practices. Such base salary may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company.

3.	Discretionary Bonus. Following the end of each fiscal year and subject to the approval of the Company’s Board of Directors, you may be eligible for a retention and performance bonus, based on your performance and the Company’s performance during the applicable fiscal year, as determined by the Company in its sole discretion. Your target bonus is 35% of your annualized base salary. You must be an active employee of the Company on the date any bonus is distributed in order to be eligible for and to earn a bonus award, as it also serves as an incentive to remain employed by the Company.

4.	Benefits. You may continue to participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs. Benefits are subject to change at any time in the Company’s sole discretion.

5.	Vacation. You will continue to be eligible for a maximum of three (3) weeks of paid vacation per calendar year to be taken at such times as may be approved in advance by the Company. The number of vacation days for which you are eligible shall accrue at the rate of 1.25 days per month that you are employed during such calendar year. Your accrual and use of vacation time will be pursuant to Company policy, as established and as may be modified in the sole discretion of the Company from time to time.

6.	Invention, Non-Disclosure, Non-Competition and Non-Solicitation Obligations. In exchange for your continued employment with the Company pursuant to the terms and conditions herein, you hereby acknowledge and reaffirm your obligations set forth in the enclosed Employee Confidentiality and Invention of Assignments Agreement you previously executed for the benefit of the Company, which obligations remain in full force and effect, and agree to execute and adhere to the obligations set forth in the enclosed Non-Competition and Non-Solicitation Agreement.

7.	At-Will Employment. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as otherwise explicitly set forth herein. This letter supersedes all prior understandings, whether written or oral, relating to the terms of your employment, including, without limitation, your offer letter dated March 2, 2010.

8.

Severance Benefits. In recognition of your position with and value to the Company, and to provide you with assurance in the event of certain employment terminations, you have been selected to participate in the Company’s Executive Severance and Change in Control Plan, a copy of which is enclosed with this letter. Because of the application of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) to your March 2, 2010 offer letter, your bonus, if any, under Section III.b.2 of the Company’s Executive Severance and Change in Control Plan (the “Plan”) will be paid in a single lump sum in the later to occur of (x) the last payroll of the calendar year in which your employment ends, or (y) the 30th day after your employment ends, unless the Company determines under Section 409A that it can make the payments as provided in the regular payment schedule set forth in Section III.b.2 of the Plan.

If this letter correctly sets forth the terms under which you will continue to be employed by the Company, please sign and return to me, no later than April 15, 2013, the enclosed duplicate of this letter and the Non-Competition and Non-Solicitation Agreement.

Sincerely,

By:	/s/ Robert J. Gould
Robert J. Gould
Chief Executive Officer

The foregoing correctly sets forth the terms of my continued at-will employment with Epizyme, Inc. I am not relying on any representations other than those set forth above.

/s/ Jason P. Rhodes	April 15, 2013
Jason P. Rhodes	Date